EXHIBIT 99.1

Corporate Media Contact:	Investor Relations Contact:
Erin Walsh/Christine LaMontagne	Cheryl Monblatt Allen
Schwartz Communications, Inc.	Artes Medical
415-512-0770	858-550-9999
artes@schwartz-pr.com	callen@artesmedical.com
ARTES MEDICAL ANNOUNCES LANDMARK FIVE YEAR STUDY RESULTS FOR ARTEFILL, A NON-RESORBABLE DERMAL FILLER
                                      5-Year Data to be Presented at 65th Annual American Academy of Dermatology Meeting
SAN DIEGO, Calif., February 1, 2007—Artes Medical, Inc. (Nasdaq: ARTE), a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for men and women, today announced 5-year safety and efficacy data for ArteFill®, the Company’s non-resorbable FDA-approved injectable dermal filler. The Company intends to submit the data from its 5-year follow-up study to the FDA for review in order to enhance the product labeling for ArteFill. The data will also be presented at the 65th annual meeting of the American Academy of Dermatology in Washington, D.C. on February 2, 2007 by Dr. Mark G. Rubin, Assistant Clinical Professor of Dermatology, University of California, San Diego, Division of Dermatology. The clinical data represent the culmination of a significant follow-up study of 145 patients who were treated with ArteFill in the Company’s U.S. clinical trial.
Highlights from the Study
From the original pivotal study, 119 patients who received ArteFill treatment for the correction of nasolabial folds and who qualified for long-term follow-up, were evaluated for efficacy and safety at a mean of 5.4 years after their last ArteFill injection. Independent masked observer wrinkle ratings for these patients at five years were compared to baseline and six months after treatment. The results were statistically significant (p<0.001), with ArteFill showing continued wrinkle correction after five years compared to baseline. In addition, the results showed that patients continued to improve throughout the study and demonstrated a statistically significant improvement in wrinkle correction at the 5-year point compared to the 6-month evaluation period (p<0.002). The most common adverse events observed during the study were lumpiness, persistent swelling or redness at the injection site. The adverse events were similar to those seen with other dermal fillers and those observed in other studies with ArteFill.
“The data from the Company’s study demonstrates that ArteFill is a highly differentiated and unique product, which appears to be both a safe and an effective treatment for patients,” said Dr. Steven R. Cohen, the lead clinical investigator. “With careful injection technique, ArteFill provides physicians with a new option for patients seeking long-lasting wrinkle correction.”

As part of the follow-up study, physician investigators who participated in the clinical trial provided their assessment of treatment success with ArteFill. Over 90% of the physician assessments were either “completely successful” or “very successful.” In addition, patients provided an assessment of their satisfaction with the ArteFill treatment. Over 90% of the patients indicated that they were either “very satisfied” or “satisfied.”
“We are delighted that long-term data are now available, as we believe this information further validates the safety and efficacy of ArteFill,” said Diane S. Goostree, President and Chief Executive Officer. “For the first time, consumers have the option to be treated with a dermal filler which has been shown to provide 5-year wrinkle correction for nasolabial folds, also known as smile lines.”
About ArteFill®
ArteFill is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of wrinkles known as smile lines or nasolabial folds. The unique microspheres in ArteFill are not absorbed by the body and therefore provide the first-of-its-kind permanent support for long-lasting wrinkle correction in one to two treatments.
ArteFill was approved by the FDA in October 2006 based on data from the Company’s 12 month controlled, randomized, double-masked, multi-center U.S. clinical trial, which compared outcomes for patients treated with ArteFill with those of patients treated with the leading bovine collagen-based filler. At the six month evaluation, which was the primary efficacy evaluation period for the clinical trial, the wrinkle correction in patients treated with ArteFill persisted and showed statistically significant improvement compared to the wrinkle correction in the patients treated with the collagen control, who returned to their pretreatment status. The ArteFill patients were also evaluated one year after treatment, demonstrating continued safety and wrinkle correction.
About Artes Medical, Inc.
Artes Medical is a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill®, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
This news release may contain forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its reliance on its sole FDA-approved product,

ArteFill, its limited experience in commercializing ArteFill, and its ability to receive FDA approval to claim that the aesthetic benefits of ArteFill extend beyond six months, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
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Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc.